                                                                      EXHIBIT 99


FOR IMMEDIATE RELEASE

Contact:          Valerie Brodie
                  Director, Investor Relations
                  949/585-4293
                  vbrodie@epicor.com


         EPICOR ANNOUNCES PRELIMINARY ESTIMATES OF FINANCIAL PERFORMANCE FOR THE FOURTH QUARTER OF 1999 AND NEW CORPORATE OPERATIONAL PLAN

         IRVINE, Calif., December 31, 1999 - Epicor Software Corporation (NASDAQ: EPIC), today announced preliminary estimates of its operating results for the fourth quarter ending December 31, 1999. The company expects to post a loss for the quarter in the range of $0.24 to $0.29 per share, before charges related to a reorganization of the company along strategic product lines, write-downs related to the impairment of certain intangible assets and certain other charges attributable to the reorganization. Including such write-downs and charges, the company expects to post a loss of between $0.68 and $0.73 per share.

         As previously disclosed, the company had anticipated that the quarter would be difficult and the estimated results before write-offs and charges confirm this. While the company believes software license revenue will be higher in the fourth quarter than the prior quarter, the expected operating loss is primarily due to Epicor's continued strategic investments in its sales force, product development and marketing programs.

         The company is taking decisive actions to reduce non-essential spending. In early January 2000, the company will carry out a workforce reduction of approximately 11% of its employees and contractors worldwide. The company also expects to reduce its facilities over the next few months to better match the streamlined organization. In addition, the company will also write down the value of certain intangible and other assets to recoverable values as a result of the reorganization. The workforce and facilities reductions and the write down of assets will result in a charge of approximately $18 million, or $0.44 cents per share in the fourth quarter.



                                     -More-

                              Epicor Announces Preliminary Estimates for Q4 1999
                                                                          Page 2


         Epicor also announced today a reorganized operating structure designed to streamline the organization, reduce costs and expenses, and reallocate resources to accelerate the growth potential of strategic investments in Epicor's new eBusiness and eCRM applications. The new organizational structure is intended to allow Epicor to more aggressively manage its expenses, improve its operating efficiencies and continue to leverage its strategic investments in integrated eBusiness applications to support the company's goals going-forward.

         "We have made significant investments in our new business model focused on eBusiness, eCRM and integrated enterprise applications," said Rick Roll, president and COO of Epicor. "The new business model will allow the company to drive costs in line to meet shifting market demands for these eBusiness applications. The new business model continues our customer-centric commitment to the Avante, Platinum For Windows and Impresa product lines, which will be divisionalized as business units with profit and loss responsibility. Most importantly, this divisionalization is expected to improve the value proposition to our customers through focused development, upgrades, integration and new functionality based on our common application component products."

         Each product division, under a division general manager reporting to Roll, will be responsible for the overall direction of product development, marketing, services and support functions. The sales and general and administrative functions will continue to be centralized to ensure continued customer focus and to maintain strict operating controls and procedures.

         "This year, the company has weathered the combined impact of extremely difficult market conditions primarily associated with purchases delayed by Y2K concerns and the operational changes and consolidation following the merger between the former Platinum Software and DataWorks," said George Klaus, chairman and CEO of Epicor. "The critical actions taken to reallocate resources, realign our sales force and prioritize our investment in an integrated eBusiness suite reflect our confidence in the company's growth strategy and demonstrate our commitment to customers, employees and shareholders to competitively position the company as a market leader in the emerging Internet economy."

ABOUT EPICOR SOFTWARE CORPORATION

         Epicor, the company formed following the merger of Platinum Software and DataWorks, is the largest enterprise software supplier focused exclusively on the requirements of midmarket


                                     -More-

                              Epicor Announces Preliminary Estimates for Q4 1999
                                                                          Page 3


companies. Epicor delivers business performance solutions that enable companies to automate on their own terms and outperform their competition by capitalizing on customer relationships, minimizing the risks and upheaval of conventional enterprise resource planning (ERP) systems.

         Founded in 1984, Epicor is ranked among the industry's ten largest enterprise business solutions providers by industry analysts, with more than 10,000 enterprise customers worldwide. Epicor is headquartered in Irvine, California. More information about Epicor, its products and services is available at www.epicor.com.

                                      # # #

Epicor is a trademark of Epicor Software Corporation. Platinum is a registered trademark of PLATINUM technology International, Inc. The product and service offerings depicted in this document are produced by Epicor Software Corporation.

The information in this press release regarding financial results for the company's fourth quarter, including expected one time charges and software license estimates for the fourth quarter, are forward-looking and preliminary in nature. These statements reflect Epicor's current beliefs and are based on information currently available to Epicor. Actual results may differ materially as a result of a number of factors, including but not limited to the failure of contracts to meet revenue recognition rules, and other adjustments that may arise as results are finalized. For a more detailed discussion of the risks that affect the Company's operating results, please refer to Company's Quarterly Report on Form 10-Q for the period ending September 30 at pages 14-19. The Company undertakes no obligation to update or revise these forward-looking statements.